Exhibit 10.2

Waiver of Executive Employment Agreement

For Reduction in 2018 LTIP Grant Date Target Award Value

March 2, 2018

WHEREAS, the undersigned (the “Executive”) is subject to an Employment Agreement (the “Employment Agreement”) with Cloud Peak Energy Inc., a Delaware corporation (the “Company”), dated as of the applicable date specified in such Employment Agreement;

WHEREAS, all capitalized terms used but not defined herein shall have the applicable meanings set forth in the Employment Agreement;

WHEREAS, as discussed with the Executive, due to industry conditions, the Compensation Committee of the Board of Directors (the “Board”) of the Company and independent Directors of the Board have determined in connection with their 2018 executive compensation determinations to reduce the grant date target value of the annual equity awards (as detailed in Section 1 below, the “2018 LTIP Reduction”) to the Company’s Chief Executive Officer and Executive Vice Presidents under the Company’s 2009 Long-Term Incentive Plan, as amended and restated (the “LTIP”);

WHEREAS, the Company and the Executive are entering this waiver (this “Waiver”) to address certain terms of the Executive’s Employment Agreement as they may apply to the 2018 LTIP Reduction; and

WHEREAS, for good and valuable consideration, the Executive and the Company hereby agree as follows, effective as of the date first set forth above (the “Effective Date”):

Section 1.  Waiver of Employment Agreement for 2018 LTIP Reduction

(a)    The Executive and the Company agree that the 2018 LTIP Reduction means the following, and only the following:  The grant date target value of the 2018 annual equity award to the Executive under the LTIP shall be reduced from 200% to 150% of the Executive’s Base Salary, which Base Salary, for the avoidance of doubt, is $375,000 per year.

(b)    The Executive hereby acknowledges and agrees that the 2018 LTIP Reduction does not (i) constitute “Good Reason” (as defined within the Employment Agreement), (ii) constitute a breach or default of any kind by the Company of the agreements, covenants or other provisions of the Employment Agreement, including, without limitation, Section 2.4 of the Employment Agreement (entitled “Employee Benefits”), or (iii) trigger any rights or remedies of the Executive under the Employment Agreement.

(c)     The Executive hereby waives any claim or allegation inconsistent with the Executive’s agreement in Section 1 of this Waiver.

Section 2.  No Other Waivers, Modifications or Amendments

Except as expressly set forth in Section 1 of this Waiver, (a) no term, provision or condition set forth in the Employment Agreement is being waived, modified or amended in any way by this Waiver, and (b) all terms, provisions and conditions of the Employment Agreement shall remain in full force and effect. For the avoidance of doubt, this Waiver applies only to the 2018 LTIP Reduction and does not apply to any subsequent compensatory equity awards to the Executive.

Executive	Cloud Peak Energy Inc.

/s/ Heath Hill	/s/ Bryan Pechersky
Heath Hill	By:	Bryan Pechersky
Executive Vice President and Chief Financial Officer	Its:	Executive Vice President, General Counsel and Corporate Secretary